MRU Holdings Announces Results for FY 2008 First Half

Student Loan Originations Increase 127% to Approximately $187 Million for the First Half of FY 2008 vs. Increase of 17% in Core Operating Costs, Demonstrating Growing Scale of Business Model

Embark.com Launched with Tremendous Success, Generates over 375,000 Registered Users in Under Five Months of Launch

NEW YORK, February 14, 2008 /PRNewswire / -- MRU Holdings, Inc. (Nasdaq: UNCL), a specialty finance company that provides federal and private student loans through its consumer brand MyRichUncle(TM) and its relationships with private label partners, today announced results for the first half of its fiscal year 2008, whereby it increased student loan originations to $187.4 million versus $82.5 million for the same period in the prior year, an increase of 127%. In the same period, the operating expenses for the Company’s student loan origination business grew to $20.6 million, an increase of 17%, indicating markedly increased scale and efficiency of the Company’s business model.

For the second quarter of FY 2008, the company originated $58.4 million of loans, an increase of 66% over the same period in the prior year. The second quarter is usually the slowest quarter for the student loan business as students have typically fulfilled the bulk of their financing needs by the end of September. In addition, during this quarter the Company strategically tested scaling back the growth in spending on marketing to test the core underlying growth in its MyRichUncle brand as well as optimized its pricing matrix to deliver a higher yielding mix of assets while maintaining a highly competitive suite of products.

“We are quite pleased with the dramatic growth and improvement in operational metrics achieved by our marketing activities in the first half of the year and the second quarter,” commented Raza Khan, Co-founder and President.

From a cost of customer acquisition perspective, the Company’s core cost of acquisition in the first half of the year has declined over 50% versus the prior year to approximately 5.3% of private loan originations. While achieving scale in marketing, the Company also improved its yield on earning assets and managed its portfolio to continue the over 50% outperformance of its loans in repayment from a delinquency and forbearance perspective versus industry averages.

“We believe that the Company is now close to being on par with the largest industry players on a customer acquisition cost basis even though our competitors have significantly larger operations, much broader underwriting criteria and significantly higher delinquencies” said Vishal Garg, Co-founder and CFO. “This is a major achievement considering we have been originating assets for a little more than two years while our competitors are among the largest and oldest financial institutions in the country.”

In the second quarter of FY 2008, the Company significantly increased its investment in its Embark™ business. Embark launched Embark.com to great success in the quarter, which included launching Embark’s College Planner application on the Facebook™ platform, which is generating a significant following among college bound students and great reviews from students and the media. This success has attracted over 375,000 registered users in the past five months since launch, who are actively utilizing the site’s capability to apply to over 650 colleges from one easy application as well as learn about other student-only discounted products and services that they may need as they “embark” upon their college experience.

Summary of Operations - Second Quarter Fiscal Year 2008

Loan Origination: In the second quarter of FY 2008, the Company’s loan originations increase of 65% was composed of $33.1 million of prime private loans, $20.0 million of Preprime™ private loans and $5.4 million of federally guaranteed student loans. For the first half of FY 2008, the Company’s total loan originations increased 127% and were composed of $105.5 million of prime private loans, $54.0 million of Preprime™ private loans and $27.9 million of federally guaranteed student loans.

Operating Expense: The Company’s total non-interest expense increased by 49% to $26,054,143 for the six month period ended December 31, 2007 over the same period for 2006. Not including the expenses for the Company’s Embark subsidiary, the Company’s non-interest expense increased by 17% to $20,605,708 for the six month period ended December 31, 2007 over the same period for 2006. This compares favorably with the 127% increase in loan originations for the same period, demonstrating the scale that the Company’s business model is achieving.

Corporate general and administrative expenses increased from $3,751,809 for the six month period ended December 31, 2006 to $8,047,921 for the six month period ended December 31, 2007, out of which $1,259,090 of the corporate G&A expenses are related to the Embark subsidiary. The 81% increase in non-Embark related corporate general and administrative expenses is primarily due to the increase in the size of the organization and the additional employees thus an increase in salaries and stock compensation. Stock compensation expense totaled $1,897,531 of the total corporate general and administrative expense. The Company also moved to a larger corporate office and the rent expense increased by $692,957 over the same period in 2006.

Sales and marketing expense for the six month period ended December 31, 2007 totaled $7,242,275 compared to $5,440,358 for the same period in 2006. This increase is primarily due to sales and marketing expenses for the Embark subsidiary in the amount of $1,365,441. Not including Embark, the Company’s sales and marketing expenses was $5,876,834, an increase of 8%, which compared to a growth of 127% in loan originations, indicates increasing scalability of the Company’s brand and marketing activities.

Operations expense increased from $2,508,811 for the six month period ended December 31, 2006 to $4,161,878 for the same period in 2007. The 65% increase in operations expenses correlates to the 127% increase in the Company’s loan volume for the period, which indicates that our customer service and origination processing functions are evidencing increased efficiency.

Ed McGuinn, Chairman and CEO added, “While we continue to be in a difficult environment for financial services firms, we firmly believe that the core demand for student loans is sound and that the Company is well-situated to capitalize on it. Our management team has been focused and executed a number of strategic transactions admirably over the past quarter while growing the size and efficiency of our business. As the markets are recognizing the quality and outperformance of our assets vis-à-vis our peers, we believe the Company is well-positioned to access the capital markets to grow its portfolio of loans in the future.”

About MRU Holdings, Inc.

MRU Holdings, Inc. (Nasdaq: UNCL) is a publicly traded specialty finance company that provides students with funds for higher education using a blend of current market credit practices as well as its own proprietary analytic models and decision tools. The Company has a renowned brand name "MyRichUncle(TM)" and highly scalable origination infrastructure. The Company utilizes these assets to provide private and federal loans to students. MRU distinguishes itself from the competition as it does not take a "one-size fits all" approach to designing student loan products, allowing itself and its marketing partners to create a student loan offering that directly addresses their specific customer needs. Additional information concerning MRU Holdings is available at http://www.MRUHoldings.com.

About MyRichUncle

From its inception in 2000, MyRichUncle has been at the forefront of innovation for education finance, most recently focusing on the growth market of student loans. Since the launch of its student loan program in the summer of 2005, MyRichUncle has originated over $400 million in private and federal student loans using its breakthrough underwriting platforms and innovative technology to deliver competitively priced products and services to borrowers. In May 2006, the Company launched Preprime(TM), the first and only student loan that allows students to qualify for loans based on individual merit, rather than credit history alone. In June 2006, MyRichUncle launched its Federal student loans with upfront interest rate reductions at repayment. Dedicated to reshaping the student loan industry to function in the best interests of the students, founders Vishal Garg and Raza Khan and their team are committed to delivering the most innovative solutions for their customers. The Company and its founders have been recognized by Fast Company's Fast 50 (2006) and listed among BusinessWeek.com's Tech's Best Young Entrepreneurs (2006). For more information, visit http://www.myrichuncle.com.

Safe Harbor Statement

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair the Company's results of operations and/or its financial condition. These forward- looking statements may be affected by the risks and uncertainties inherent in the educational finance market and in the Company's business, as disclosed by the risk factors contained in the Company's Annual Report on 10-KSB for the fiscal year ended June 30, 2007. The Company cautions that certain important factors may have affected and could in the future affect the Company's beliefs and expectations, and could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. The forward-looking statements contained herein are made as of the date hereof and the Company does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

MRU HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
		(Restated)(1)		(Restated)(1)

INTEREST INCOME:
Loan portfolio interest income -
private student loans	$1,648,036	$1,768,595	$2,369,918	$2,881,226
Loan portfolio interest income -
federal student loans	262,625	53,780	426,173	63,152
Origination fee revenue -
private loans	40,109	25,885	40,109	45,532
Interest Income - Residual Interest	422,520	0	761,648	0
Other Interest Income	262,165	125,638	365,622	296,739

Total interest income	$2,635,455	$1,973,898	$3,963,470	$3,286,649

INTEREST EXPENSE:
Facility interest and
Origination bank costs	$1,877,686	$1,499,310	$2,881,546	$2,384,702
Other interest expense	363,950	2,901	368,512	3,180

Total interest expense	$2,241,636	$1,502,211	$3,250,058	$2,387,882

Net Interest Income	$393,819	$471,687	$713,412	$898,767
Valuation reserve provision -
private student loans	(735,986)	(471,112)	(2,827,847)	(2,166,566)

Net interest income after valuation	$(342,167)	$575	$(2,114,435)	$(1,267,799)

NON-INTEREST INCOME:
Securitization Income	$0	$0	$4,065,582	$0
Subscription and service revenue	1,372,068	6,250	2,774,060	12,500
Origination processing fees	199,584	101,788	539,981	241,982
Referral Income -
Private student loans	0	0	0	63
Master Oversight Fee	$24,191	0	$50,599	0
Late payment fee revenue	288	1,122	936	1,312
Other non-interest income	0	0	0	1,071

Total non-interest income	$1,596,131	$109,160	$7,431,158	$256,928

NON-INTEREST EXPENSE:
Corporate general and
Administrative expense	$3,983,589	$1,915,805	$8,047,921	$3,751,809
Sales and marketing expenses	1,599,164	1,093,390	7,242,275	5,440,358
Operations expenses	2,452,408	1,192,796	4,161,878	2,508,811
Technology development	834,151	828,912	1,915,459	1,460,406
Referral marketing costs -
Private student loans	723,755	271,266	1,139,368	500,800
Consulting and hosting	63,000	0	1,042,503	0
Cost of subscription and
Service revenue	648,275	0	1,042,503	0
Servicing and custodial costs	129,704	80,736	197,253	136,910
Legal expenses	629,860	373,425	814,954	462,781
Other operating expenses	352,397	110,669	530,730	198,399
Depreciation and amortization	503,346	1,682,364	855,802	3,075,698

Total non-interest expense	$11,919,649	$7,560,613	$26,054,143	$17,558,472

(Loss) before provision for
income taxes	$(10,665,685)	$(7,450,878)	$(20,737,420)	$(18,569,343)

Provision for income taxes	0	0	0	0

Net (Loss)	$(10,665,685)	$(7,450,878)	$(20,737,420)	$(18,569,343)

Preferred Stock Dividends	(473,383)	(715,562)	(1,203,345)	(1,316,634)

Net (loss) applicable to
common shares	$(11,139,068)	$(8,166,440)	$(21,940,765)	$(19,885,977)

Net (loss) per basic and
Diluted shares	$(0.38)	$(0.45)	$(0.80)	$(1.11)

Weighted average number of
common shares outstanding	29,169,699	18,175,949	27,500,451	17,846,601

(1) Three and six months ended December, 2006 restated to include $506,632 and $1,013,264, respectively, of amortization expense relating to warrants issued to Nomura in 2005.

UNCLF

Media Inquiries:
Karin Pellmann - Vice President of Public Relations
Phone: 212-444-7541, email: kpellmann@mruholdings.com